Exhibit 10.10

ANAPLAN, INC.

2018 EQUITY INCENTIVE PLAN

GLOBAL NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the common stock of Anaplan, Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	«ISO» Incentive Stock Option (ISO)

                (U.S. taxpayers only)

«NSO» Nonstatutory Stock Option (NSO)

Exercise Price per Share:	«PricePerShare»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestingCommencementDate»

Vesting Schedule:	This option vests and becomes exercisable with respect to 1/4th of the shares subject to this option when you complete twelve months of continuous service as an Employee or Consultant (“Service”) after the Vesting Commencement Date and 1/48th of the shares subject to this option when you complete each month of Service thereafter. In addition, this option may become vested and exercisable on an accelerated basis, as provided in the Global Stock Option Agreement.

Expiration Date:	«ExpDate». This option expires earlier if your Service terminates earlier, as described in the Global Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and the Global Stock Option Agreement, including any special terms and conditions for your country included in the appendix attached thereto (the “Appendix” and, together with the Global Stock Option Agreement, the “Agreement”), all of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan and the Agreement.

The Company may, in its sole discretion, decide to deliver any documents related to options awarded under the Plan, future options that may be awarded under the Plan and all other documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

In addition, by indicating acceptance of this award through the Company’s online acceptance procedure, you acknowledge that: (a) you have received, and understand and agree to the terms of, this Global Notice of Stock Option Grant (this “Grant Notice”), the Agreement, and the Plan (including any exhibits to each document), (b) you accept this award on the terms and conditions set forth in this Grant Notice, the Agreement and the Plan (including any exhibits to each document), and (c) this Grant Notice, the Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the Company regarding the rights to acquire the shares subject to this award and supersede all prior oral and written agreements with respect thereto.

2

ANAPLAN, INC.

2018 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AGREEMENT

Grant of Option

Subject to all of the terms and conditions set forth in the Global Notice of Stock Option Grant (the “Grant Notice”), this Global Stock Option Agreement, including any special terms and conditions for your country included in the appendix attached hereto (the “Appendix” and, together with the Global Stock Option Agreement, this “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Grant Notice at the exercise price indicated in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Code (for U.S. taxpayers only) or a nonstatutory stock option, as provided in the Grant Notice. However, even if this option is designated as an incentive stock option in the Grant Notice, it shall be deemed to be a nonstatutory stock option to the extent it does not qualify as an incentive stock option under U.S. federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

Vesting

This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Grant Notice. In addition, this option shall vest and become exercisable in full if the Company is subject to certain corporate transactions before your Service terminates and this option is not continued, assumed or substituted with a new award as set forth in Article 9.3 of the Plan.

Notwithstanding the foregoing, if you are, or become, eligible for more favorable vesting acceleration provisions pursuant to a written agreement with the Company (an “Outside Agreement”), the more favorable terms in such Outside Agreement shall apply instead of the acceleration terms in this Agreement.

No additional shares will vest or become exercisable after your Service has terminated for any reason, except as set forth in this Agreement or such Outside Agreement, to the extent you are eligible for benefits thereunder.

Term of Option	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Grant Notice. (This option will expire earlier if your Service terminates earlier, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)

Termination of Service

If your Service terminates for any reason, this option will expire to the extent it is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines when your Service terminates for all purposes of this option.

If your Service terminates for any reason, except due to your death or Disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

For purposes of this option, your Service will be considered terminated as of the date you are no longer providing active services to the Company, its Parent or any of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any) and will not be extended by any notice period (e.g., your period of Service will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company, (i) your right to vest in this option, if any, will terminate as of such date, and (ii) the period (if any) during which you may exercise this option after your Service terminates will commence on such date. The Administrator shall have exclusive discretion to determine when your Service terminates for purposes of this option (including when you are no longer considered to be providing Service while on leave of absence).

Death	If your Service terminates because of your death, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date twelve months after the date of your death.

Disability

If your Service terminates because of your Disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date 6 months after your termination date.

For all purposes under this Agreement, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company, its Parent or one of its Subsidiaries or Affiliates in writing or as long as your right to re-employment is guaranteed by contract or applicable law (“Approved Leave”). However, your Service terminates when the Approved Leave ends, unless you immediately return to active work.

If you go on an unpaid leave of absence that lasts more than 30 days, then, to the extent permitted by applicable law, the vesting schedule specified in the Grant Notice will be suspended on the 31st day of such unpaid leave, and this option will not vest or become exercisable with respect to any additional shares during the remainder of such leave. Vesting will resume when you return to active Service. If you go on a paid leave of absence, the vesting schedule specified in the Grant Notice may be adjusted and/or suspended by the Company, to the extent permitted by applicable law.

If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule, to the extent permitted by applicable law.

Restrictions on Exercise / Compliance with Law	Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Company’s shares, the Company shall not be required to permit the exercise of this option and/or delivery of Company shares prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a third party to administer the Plan, you must notify such third party in the manner such third party requires. Your notice must specify how many shares you wish to purchase. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

You may only exercise your option for whole shares.

Form of Payment

When you submit your Notice of Exercise, you must make arrangements for the payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•  By delivering to the Company a personal check, a cashier’s check or a money order, or arranging for a wire transfer.

•  By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding obligations for Tax-Related Items (as defined below). (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Responsibility for Taxes	Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), it is the Company’s best estimate, and you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the issuance of shares upon exercise of this option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of this option or any aspect of this option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following: (a) withholding shares of Company common stock that otherwise would be issued to you when you exercise this option, (b) surrendering shares that you previously acquired (only for U.S. taxpayers), (c) withholding from proceeds of the sale of shares acquired upon the exercise of this option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), (d) withholding from your wages or other compensation payable to you by the Company and/or the Employer, or (e) any other method determined by the Company to be in compliance with applicable laws.

The Company may withhold or account for Tax-Related Items by considering the statutory withholding amount or other withholding rates, including maximum rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares. If the obligation of Tax-Related Items is satisfied by withholding in shares, for tax purposes, you will be deemed to have been issued the full number of shares subject to the exercised portion of this option, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to permit your exercise of this option or to issue and deliver the shares or proceeds from the sale of shares of Company stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify. You further agree to comply with the Company’s Insider Trading Compliance Policy when selling shares of the Company’s common stock.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation,(if authorized by the Company and to the extent such designation is valid under applicable laws), which must be filed with the Company on the proper form; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or representative of the estate were you.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Nature of Grant	In accepting this option, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the grant of this option is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past; (c) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company; (d) neither this option nor this Agreement alters the at-will nature of your Service relationship if you are a U.S. employee, or alters the right of the Employer to terminate your Service relationship at any time pursuant to applicable laws if are an employee outside the U.S.; (e) neither this option nor this Agreement gives you the right to remain retained by the Company, its Parent, or any Subsidiary or Affiliate in any capacity; (f) if you are not providing services to the Company, this option grant does not establish an employment or other service relationship with the Company; (g) you are voluntarily participating in the Plan; (h) this option and the shares of Company common stock subject to this option, and the income from and value of same, are not intended to replace any pension rights or compensation; (i) this option and the shares of Company common stock subject to this option, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (j) the future value of the shares of Company common stock subject to this option is unknown, indeterminable, and cannot be predicted with certainty; (k) if the shares of Company common stock subject to this option do not increase in value, this option will have no value; (l) if you exercise this option and acquire shares of Company common stock, the value of such shares may increase or decrease in value, even below the exercise price; (m) no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering service or the terms of your employment or service agreement, if any); (n) unless otherwise agreed with the Company, this option and any shares of Company common stock acquired upon exercise of this option, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Parent, Subsidiary or Affiliate; (o) unless otherwise provided in the Plan or by the Company in its discretion, this option and the benefits evidenced by this Agreement do not create any entitlement to have this option transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Company common stock; and (o) the following provisions shall be applicable only to employees outside the U.S.: (i) this option and the shares of Company common stock subject to this option, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (ii) neither the Company, the Employer, nor any other Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this option or of any amounts due to you pursuant to the exercise of this option or the subsequent sale of shares of Company common stock acquired upon exercise of this option.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable withholding obligations for Tax-Related Items. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Recoupment Policy	This option, and the shares acquired upon exercise of this option, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company common stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan; provided that no modification or substitution of this option shall, without your consent, impair your rights or increase your obligations under such option.

Appendix	Notwithstanding any provisions in this Global Stock Option Agreement, this option shall be subject to any special terms and conditions in your country set forth in the Appendix attached hereto. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of Company common stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading/Market Abuse Laws	You understand that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country and the broker’s country, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares, rights to shares (options), or rights linked to the value of shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to restrictions that may apply to you under the Company’s Insider Trading Compliance Policy. It is your responsibility to comply with the Company’s Insider Trading Compliance Policy and any applicable legal or regulatory trading restrictions. You should consult with your personal legal advisor on this matter.

Foreign Asset/Account Reporting Requirements	If you reside in a country outside the U.S., there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares or cash received from participating in the Plan (including from any dividends paid on shares of Company common stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.

Language	You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of Company common stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Governing Law; Venue	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Severability	The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver	You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by your or any other Optionee.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement any Outside Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

BY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.

APPENDIX

TO THE

ANAPLAN, INC.

2018 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AGREEMENT

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Global Notice of Stock Option Grant and Global Stock Option Agreement (collectively, the “Option Agreement”).

Terms and Conditions

This Appendix includes special terms and conditions that govern this option if you reside and/or work in one of the countries listed herein. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after receiving the grant of this option, or you are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions herein will apply to you.

Notifications

This Appendix also includes information regarding taxes and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of September 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in or exercise this option or sell shares of Company common stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your personal situation.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the grant of this option, or you are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner.

ALL COUNTRIES OUTSIDE THE U.S.

Data Privacy Provisions

(a)    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. You consent to the processing of your Data for this purpose.

(b)    Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Services, Inc. and certain of its affiliated companies (“E*TRADE”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan, and you consent to the transfer of Data to E*TRADE. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Plan.

(c)    Transfer Agent and Registrar of Shares of Common Stock. The Company transfers Data to Computershare Inc. and its affiliated company, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare”) as its sole transfer agent, registrar for all shares of common stock, administrator of plans, and as processor of all payments received or made by or on behalf of Company, and you consent to the transfer of Data to Computershare. The Company may select a different transfer agent and registrar for all shares of common stock and share Data with such other providers serving in a similar manner. You may be asked to agree on separate terms and data processing practices with Computershare, with such agreement being a condition to the ability to participate in the Plan.

(d)    Other Recipients. The Company may further transfer Data to other third-party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law, or to other sub-processors that may assist the Company with the processing of the Data. Third-party service providers may include the Company’s outside legal counsel, the Company’s payroll provider (currently ADP) as well as the Company’s auditor (currently KPMG).

(e)    International Data Transfers. The Company, E*TRADE, Computershare, as well as the other recipients mentioned in subsection (d) above are or may be based in the U.S. Your country or jurisdiction may have different data privacy laws and protections than the U.S. You consent to the transfer of Data to the U.S.-based recipients named above.

(f)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws.

(g)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a voluntary basis. You understand that you may request to stop the transfer and processing of your Data for purposes of your participation in the Plan and that your compensation from or employment relationship with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow you to participate in the Plan. You understand that your Data will still be processed in relation to your employment and for record-keeping purposes.

(h)    Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact you local human resources representative.

(i)    Additional Consents. Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

AUSTRALIA

Notifications

Securities Law Information. You acknowledge and agree that if you acquire shares of Company common stock under the Plan and subsequently offer such shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law. You should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

Exchange Control Information. If you are an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf. If there is no Australian bank involved with the transfer, you will be required to file the report.

AUSTRIA

Notifications

Exchange Control Information. Austrian residents who hold shares of Company common stock obtained through the Plan outside Austria may be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares as of any given quarter meets or exceeds €30,000,000; and (ii) on an annual basis if the value of the shares as of December 31 meets or exceeds €5,000,000. The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.

In addition, when the shares of Company common stock are sold, Austrian residents may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside Austria. If the transaction volume of all accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM

Terms and Conditions

Acceptance of Option. The timing of taxation of this option depends on whether it is accepted (i) within 60 days of the offer (for tax at offer) or (ii) more than 60 days after the offer (for tax at exercise). You should consult your personal tax advisor with respect to this option before taking any action.

CANADA

Terms and Conditions

Form of Payment. Notwithstanding any provision in the Plan or this Agreement, you may not pay the exercise price by surrendering shares of Company common stock that you already own, by attesting to the ownership of shares of Company common stock or by way of a net exercise.

Termination Date. The following provision replaces the third paragraph of the “Termination of Service” section of the Option Agreement:

For purposes of this option, your Service will be considered terminated as of the date that is the earliest of: (a) the date you receive notice of termination of your Service, (b) the date your Service is terminated, or (c) the date the you are no longer actively providing services to the Company, its Parent or any Subsidiary or Affiliate, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). Unless otherwise expressly provided in the Plan or determined by the Company, (i) your right to vest in this option under the Plan, if any, will terminate as of such date; and (ii) the period (if any) during which you may exercise this option after termination of Service will commence on such date. The Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of this option (including whether you may still be considered to be providing services while on a leave of absence).

The following terms and conditions apply to employees resident in Quebec:

Language. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

La Langue. Les parties reconnaissent avoir expressément souhaité que la convention «Agreement», ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements the Data Privacy Provision above:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company, the Employer and any Parent, Subsidiary or Affiliate and the Administrator to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in your employee file.

Notifications

Securities Law Information. You understand that you are not permitted to sell or otherwise dispose of the shares of Company common stock acquired under the Plan in Canada. You will only be permitted to sell or dispose of any shares of Company common stock if such sale or disposal takes place outside of Canada through the facilities of the exchange on which the shares of Company common stock are then listed.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting this option, you confirm having read and understood the documents related to this option (the Plan and this Agreement) which were provided in the English language. You accept the terms of these documents accordingly.

Consentement Relatif à l’Utilisation de l’Anglais. En acceptant l’option (« option »), vouz confirmez avoir lu et compris les documents relatifs à l’option (le Plan («Anaplan, Inc. 2018 Equity Incentive Plan ») et le Contrat d’Attribution) qui ont été remis en anglais. Vouz acceptez les termes de ces documents en connaissance de cause.

Notifications

Options Not French-Qualified. You understand and agree that this option is not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank) on a monthly basis. In case of payments in connection with securities (including proceeds realized upon the sale of shares of Company common stock), the report must be made by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

HONG KONG

Terms and Conditions

Restriction on Sale of Shares. In the event that shares of Company common stock are issued to you or your estate or heirs within six months of the Date of Grant, such shares of Company common stock may not be sold prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the grant. If you have any questions regarding the contents of the Agreement or the Plan, you should obtain independent professional advice. Neither the grant of this option nor the issuance of shares upon exercise of this option constitutes a public offering of securities under Hong Kong law and is available only to eligible employees and other service providers of the Company, its Parent, Subsidiaries or Affiliates. This Agreement, the Plan and other incidental communication materials distributed in connection with this option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii), are intended only for the personal use of each eligible employee or other service provider of the Company, its Parent, Subsidiaries or Affiliates and may not be distributed to any other person.

INDIA

Terms and Conditions

Form of Payment. Due to legal restrictions in India, notwithstanding any provision in the Plan or the Option Agreement, you may pay the exercise price solely by (i) delivering to the Company a personal check, a cashier’s check or a money order, or arranging for a wire transfer; or (ii) means of a cashless “sell all” method of exercise through a designated broker, such that all shares of Company common stock subject to this option will be sold immediately upon exercise and the sale proceeds, less the exercise price, any Tax-Related Items and broker’s fees or commissions will be remitted to you in accordance with your instructions to the designated broker. The Company reserves the right to provide you with additional methods of exercise depending on the development of local law.

Notifications

Exchange Control Information. Indian residents are required to repatriate any cash dividends paid on shares of Company common stock acquired under the Plan within 180 days and any proceeds from the sale of such shares of Company common stock to India within 90 days of receipt, or within such other period of time as may be required under applicable regulations and to convert the proceeds into local currency. Such residents will receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. You acknowledge that it is your responsibility to comply with applicable exchange control laws in India.

JAPAN

Notifications

Exchange Control Information. Japanese residents acquiring shares of Company common stock valued at more than ¥100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the exercise of this option. In addition, Japanese residents paying more than ¥30,000,000 in a single transaction for the shares of Company common stock at exercise of this option must file a Payment Report with the MOF through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that a Japanese resident pays on a one-time basis at exercise of this option exceeds ¥100,000,000, such resident must file both a Payment Report and a Securities Acquisition Report.

MALAYSIA

Terms and Conditions

Data Privacy. The following provision replaces the Data Privacy Provisions above:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data described herein and any other Plan grant materials by and among, as applicable, the Employer, the Company, its Parent, any Subsidiary or Affiliate, or any third parties authorized by the same in assisting in the implementation, administration and management of your participation in the Plan.	Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian Langganan dan apa-apa bahan geran Pelan oleh dan antara Majikan, Syarikat dan mana-mana Syarikat Induk atau Anak Syarikat ataupun mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all options or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You also authorize any transfer of Data, as may be required, to such stock plan service provider as may be designated by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired under the Plan are deposited (the “Designated Broker”). You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country, which may not give the same level of protection to Data. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa Saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan, butir-butir semua opsyen atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham sebagaimana yang ditetapkan oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang didepositkan dengan syer-syer yang diperolehi di bawah Pelan (“Broker yang Ditetapkan”). Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza dengan negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda faham bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda memberi kuasa kepada Syarikat, Broker yang Ditetapkan dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir

managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant future options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.	dan menguruskan penyertaan anda dalam Pelan. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan. Anda faham bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Majikan tidak akan terjejas; terdapat hanya satu akibat buruk jika anda tidak bersetuju atau menarik balik persetujuan anda iaitu bahawa Syarikat tidak akan dapat memberikan opsyen pada masa depan atau anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda faham bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda fahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Notifications

Director Notification Information. If you are a director of a Parent, Subsidiary or Affiliate in Malaysia, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Parent, Subsidiary or Affiliate in writing when you receive an interest (e.g., shares of Company common stock) in the Company or any related companies. In addition, you must notify the Malaysian Parent, Subsidiary or Affiliate when you sell shares of the Company or any related company (including when you sell shares of Company common stock acquired under the Plan). These notifications must be made within 14 calendar days of acquiring or disposing of any interest in the Company or any related company.

NETHERLANDS

Notifications

Securities Law Information.

RUSSIA

Terms and Conditions

U.S. Transaction. You understand that the acceptance of this option results in an agreement between you and the Company that is completed in the U.S. and that this Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

Notifications

Securities Law Information. You acknowledge that this option, this Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The shares of Company common stock acquired pursuant to the Plan have not and will not be registered in Russia and therefore, neither this option nor the shares of Company common stock may be offered or publicly circulated in Russia. You acknowledge that you may hold shares of Company common stock acquired upon exercise of this option in an account with a designated broker in the U.S. However, in no event will shares of Company common stock issued to you under the Plan be delivered to you in Russia. Further, you are not permitted to sell shares of Company common stock directly to other Russian individuals.

Anti-Corruption Notification. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws.

Labor Law Information. If you continue to hold shares of Company common stock acquired at exercise of this option after an involuntary termination of Service, you will not be eligible to receive unemployment benefits in Russia.

SINGAPORE

Terms and Conditions

Sale Restriction. You agree that any shares of Company common stock acquired under the Plan will not be offered for sale in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Information. The grant of this option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Company common stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the directors of a Singapore Parent, Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. The CEO and directors must notify the Singapore Parent, Subsidiary or Affiliate in writing of an interest (e.g., options, shares of Company common stock, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon purchase of shares of Company common stock or when shares of Company common stock acquired under the Plan are subsequently sold), or (iii) becoming the CEO/a director.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. This option is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland. Neither the Agreement nor any other materials relating to the Plan constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Agreement nor any other materials relating to the Plan may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Plan have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following section supplements the “Withholding Taxes” section of the Option Agreement:

Without limitation to the “Withholding Taxes” section of the Option Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by you if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid by you within 90 days of the end of the U.K. tax year in which an event giving rise to the taxable event occurs, may constitute an additional benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in the “Withholding Taxes” section of the Option Agreement.

Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with this option and any event giving rise to Tax-Related Items related to your participation in the Plan (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company or the Employer, the form of such joint election having been approved formally by HMRC (the “Joint Election”), and any other required consent or election to accomplish the transfer of Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer. You further agree that the Company or the Employer may collect the Employer NICs from you by any of the means set forth in the “Withholding Taxes” section of the Option Agreement.

If you do not enter into a Joint Election, or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any shares of Company common stock to you upon exercise of this option.

ANAPLAN, INC.

2018 EQUITY INCENTIVE PLAN

ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY CLASS 1

NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

This Election is between:

A.

The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options (“Options”) pursuant to the Anaplan, Inc. 2018 Equity Incentive Plan (the “Plan”), and

B.

Anaplan, Inc., with its registered office at 50 Hawthorne St, San Francisco, CA 94105 (the “Company”), which may grant Options under the Plan and is entering into this Election on behalf of the Employer.

1.	INTRODUCTION

1.1	This Election relates to all Options granted to the Employee under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means any event giving rise to Relevant Employment Income.

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“Relevant Employment Income” from Options on which Employer’s National Insurance Contributions becomes due is defined as:

(i)	an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)	an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)	the acquisition of securities pursuant to the Options (within the meaning of section 477(3)(a) of ITEPA);

(B)	the assignment (if applicable) or release of the Options in return for consideration (within the meaning of section 477(3)(b) of ITEPA); and

(C)	the receipt of a benefit in connection with the Options, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

(d)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3

This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the Options pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

1.6

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Option Agreement. This Election will have effect in respect of the Options and any awards which replace or replaced the Options following their grant in circumstances where section 483 of ITEPA applies.

2.	THE ELECTION

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that, by signing this Election (including by electronic signature process) or by accepting the Options (including by electronic signature process if made available by the Company), he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	PAYMENT OF THE EMPLOYER’S LIABILITY

3.1

The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)

by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Options, the proceeds from which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

(iv)

where the proceeds of the gain are to be paid through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the Option, such amount to be paid in sufficient time to enable the Company and/or the Employer to make payment to HMRC by the due date; and/or

(v)	by any other means specified in the applicable Option Agreement entered into between the Employee and the Company.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Option until full payment of the Employer’s Liability is received.

3.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	DURATION OF ELECTION

4.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	This Election will continue in effect until the earliest of the following:

(i)	the date on which the Employee and the Company agree in writing that it should cease to have effect;

(ii)	the date on which the Company serves written notice on the Employee terminating its effect;

(iii)	the date on which HMRC withdraws approval of this Election; or

(iv)

the date on which, after due payment of the Employer’s Liability in respect of the entirety of the Options to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

4.3	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

[Electronic Acceptance/Signature page follows]

Acceptance by the Employee

The Employee acknowledges that, by signing this Election (including by electronic signature process) or by accepting the Options (including by electronic signature process if made available by the Company), the Employee agrees to be bound by the terms of this Election.

/ /
Signature (Employee)	Date

Acceptance by the Company

The Company acknowledges that, by signing this Election (including by electronic signature process) or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on

behalf of the Company

Position

Date

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

Anaplan Limited

Registered Office:	One Glass Wharf Bristol, BS2 0ZX United Kingdom
Company Registration Number:	06453096
Corporation Tax Reference:	15273/19471
PAYE Reference:	585/ZA25746